Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Asset Acceptance Capital Corp. and subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Asset Acceptance Capital Corp. and subsidiaries on Forms S-3 (File No. 333-151112 declared effective June 3, 2008) and Form S-8 (File No. 333-124958 as amended June 23, 2008).

/s/    GRANT THORNTON LLP

Southfield, Michigan

March 6, 2012